EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF INCORPORATION/ORGANIZATION

Odyssey HealthCare Holding Company	DE

Odyssey HealthCare Operating A, LP	DE

Odyssey HealthCare Operating B, LP	DE

Odyssey HealthCare Management, LP	DE

Odyssey HealthCare GP, LLC	DE

Odyssey HealthCare LP, LLC	DE

Hospice of the Palm Coast, Inc.	FL

Odyssey HealthCare Fort Worth, LLC	DE

Odyssey HealthCare Detroit, LLC	DE

Odyssey HealthCare of Collier County, Inc.	DE

Odyssey HealthCare of Manatee County, Inc.	DE

Odyssey HealthCare of Northwest Florida, Inc	DE